SECURITIES AND EXCHANGE COMMISSION

                     Washington, D.C.  20549




                            FORM 8-K

                         CURRENT REPORT





             Pursuant to Section 13 or 15(d) of the
                 Securities Exchange Act of 1934


                Date of Report: December 20, 1996




                PACIFIC GAS AND ELECTRIC COMPANY
     (Exact name of registrant as specified in its charter)



California                    1-2348              94-0742640

(State or other juris-      (Commission         (IRS Employer
diction of incorporation)   File Number)   Identification Number)

77 Beale Street, P.O. Box 770000, San Francisco, California 94177
       (Address of principal executive offices) (Zip Code)




Registrant's telephone number, including area code:(415) 973-7000






Item 5.  Other Events

A.  Performance Incentive Plan - 1997 Target

The following information includes forward-looking statements that involve a number of risks, uncertainties and assumptions. A number of factors which could cause actual results to differ materially from those indicated in the forward-looking statements are described in more detail below.

Pacific Gas and Electric Company (PG&E) intends to change its corporate structure to form a holding company on or about January 1, 1997. PG&E will become a separate subsidiary of a parent holding company (PG&E Corporation) with the present holders of PG&E common stock becoming holders of PG&E Corporation common stock. PG&E will transfer its ownership interest in its two principal subsidiaries, Pacific Gas Transmission Company (PGT) and PG&E Enterprises (Enterprises), to PG&E Corporation, so that PGT and Enterprises will become subsidiaries of PG&E Corporation.

The Performance Incentive Plan (Plan) is an annual incentive compensation plan applicable to all regular, nonbargaining unit employees of PG&E. The Plan provides for awards based on (1) PG&E Corporation's success in meeting overall corporate financial performance objectives, based on PG&E Corporation earnings per share, taking into account PG&E utility operations (including Diablo Canyon Nuclear Power Plant (Diablo Canyon) operations) and financial results of PG&E Corporation's other subsidiaries, including PGT and Enterprises, and (2) the performance of the employee's organizational unit in meeting its specific unit, team or individual objectives. The organization objectives may include such measures as cost control, quality and reliability of service to customers, public and employee safety, financial performance and operational efficiency.

Under the Plan, the Nominating and Compensation Committee of the PG&E Board of Directors (Committee) makes the final determination of awards for officers based upon achievement of the Plan objectives. The Committee has the discretion to modify or eliminate awards for officers. The final determination of non-officer awards is made by the chief executive officer, who also has the discretion to modify or eliminate non-officer awards.

The performance measurement target for the 1997 Plan year is based on the corporate operating and capital budgets prepared for 1997, as approved by the PG&E Corporation Board of Directors in December 1996, which result in a budgeted corporate earnings per common share of $1.87, which represents a $.90 decrease from the 1996 budget.

The 1997 corporate budget represents the first year of a transition period as PG&E moves from a traditional utility business profile to one more reflective of the restructuring of California's electric and gas utility industries. The 1997 budget reflects reduced earnings, based in part on the assumption that the Diablo Canyon Rate Case Settlement (Diablo Settlement) will be modified substantially consistent with an application filed with the California Public Utilities Commission (CPUC) by PG&E in March 1996. PG&E's Diablo Settlement modification proposal would replace the current performance-based ratemaking for Diablo Canyon, which based revenues primarily on the amount of electricity generated by the plant. The current ratemaking would be replaced with a ratemaking methodology that includes recovery of sunk costs through a sunk cost revenue requirement recovered primarily without regard to performance and based on a reduced return on equity of 6.77 percent, accelerated recovery of depreciation over a five-year period, and a performance-based Incremental Cost Incentive Price (ICIP) for recovery of variable costs and future capital additions. The 1997 budget reflects reduced earnings from Diablo Canyon as a result of increased depreciation expense and a reduced return on equity for Diablo Canyon under the new ratemaking methodology relative to the current ratemaking, beginning in 1997. The 1997 budget assumes that Diablo Canyon will contribute less than a quarter of PG&E Corporation's earnings in 1997, a reduction from the 40 percent contribution to budgeted earnings represented by Diablo Canyon's budgeted earnings in recent years.

The 1997 budget also reflects continuation of PG&E's major programs to improve electric and gas system maintenance and customer service. PG&E's utility capital budget for 1997 is approximately $1.7 billion, which is $.4 billion more than budgeted in 1996, primarily reflecting investments in electric distribution system reliability and replacement of the customer information system.

Due in part to the planned levels of expenditures on maintenance of and investment in upgrading the utility infrastructure, and also due to an expected increase in the effective tax rate for utility operations, the return on equity on California utility operations (excluding Diablo Canyon)is budgeted at 6.5 percent in 1997, significantly below the return on equity of 11.6 percent authorized by the CPUC. This higher level of utility spending is expected to continue for at least two years. Utility return on equity would improve if these spending levels are incorporated into PG&E's authorized revenues in its next general rate case in 1999.

With respect to operations at other subsidiaries of PG&E
Corporation, the 1997 budgeted earnings per common share assumes contribution to earnings of $.13 per common share from PGT and $.01 per common share from Enterprises.

The 1997 budgeted earnings per common share amounts assume that the average number of shares of common stock outstanding during 1997 is 392 million. The budgeted earnings per common share amounts assume no significant gain or loss on the sale of assets, nor does the 1997 budget include any major acquisitions, other than the recently announced acquisition of Teco Pipeline Company.

Although budgeted corporate earnings per common share is a performance target and is not a forecast of actual performance that will be realized by PG&E Corporation, it does constitute a forward-looking statement which is subject to various risks and uncertainties. Actual performance during the year may differ materially from the budgeted amount. The budgeted amount does not reflect the resolution of various regulatory uncertainties or other contingencies, including those disclosed in the Notes to PG&E's and PG&E Corporation's Consolidated Financial Statements or in PG&E's and PG&E Corporation's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, which could materially affect the performance of PG&E Corporation or its subsidiaries during the year. The factors and uncertainties which could cause actual results to differ materially from budgeted amounts include the following:

     - The final decision issued by the CPUC on PG&E's Diablo Settlement modification proposal. That decision will address the amount of Diablo Canyon sunk costs that may be recovered. In addition, PG&E's recovery of revenue based on the performance-based ICIP will depend on the capacity factor and cost assumptions adopted by the CPUC in implementing PG&E's Diablo Canyon pricing proposal. To the extent that the capacity factor, expenses or sunk cost amounts assumed in deriving the 1997 budget are different than those ultimately adopted by the CPUC in setting Diablo Canyon rates and/or from actual results, earnings would differ.

     - The possibility of accelerated depreciation of non-nuclear generating assets at a reduced return on equity. In its Diablo Settlement modification proposal, PG&E is seeking the discretion to accelerate depreciation of its non-nuclear generating assets at a reduced return tied to the embedded cost of debt, beginning in 1997, should it choose to do so. The 1997 budget does not assume any accelerated depreciation for non-nuclear generating assets at the reduced return.

     - PG&E's ability to maintain utility maintenance and operation expenses at budgeted levels through the year.

     - PG&E Corporation's ability to achieve budgeted levels of stock repurchases in 1997. The level of stock repurchases may be lower if major acquisitions occur or other business investment opportunities arise during the year.

     - The outcome of the California electric industry restructuring and the transition to a competitive environment. PG&E's ability to recover its transition costs during the transition period which begins in 1997 will be dependent on several factors, including among other things, continued application of the regulatory framework established by the restructuring legislation adopted in California in 1996, the amount of transition costs approved by the CPUC, the market value of PG&E's generation plants, future sales levels, fuel and operating costs, the market price of electricity and ratemaking methodology adopted for Diablo Canyon. A change in these factors could affect the probability of recovery of PG&E's generation-related regulatory assets and the determination of plant impairment and could result in a material loss.

     - Changes in accounting due to changes in the regulatory or competitive environment in the electric or gas industries, including the possible discontinued application of Statement of Financial Accounting Standards No. 71.

     - Whether the CPUC approves the Gas Accord Settlement in the form submitted by PG&E. The Gas Accord would restructure PG&E's gas services and its role in the gas market and establish gas transmission rates for the period July 1997 through December 2002.


                             SIGNATURE


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                              PACIFIC GAS AND ELECTRIC COMPANY


                                   GORDON R. SMITH
                              By ________________________________
                                 GORDON R. SMITH
                                 Senior Vice President and
                                 Chief Financial Officer
Dated: December 20, 1996